Exhibit 99.1

FOR IMMEDIATE RELEASE

JUNE 8, 2012

CHESAPEAKE MIDSTREAM PARTNERS, L.P. ANNOUNCES GLOBAL

INFRASTRUCTURE PARTNERS’ PURCHASE OF CHESAPEAKE ENERGY

CORPORATION’S GP AND LP OWNERSHIP INTERESTS

Partnership Extends Financial Outlook Through 2013

OKLAHOMA CITY, OKLAHOMA, JUNE 8, 2012 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced that Global Infrastructure Partners has agreed to acquire all of Chesapeake Energy Corporation’s (NYSE:CHK) (Chesapeake) ownership interest in CHKM for $2.0 billion. The acquisition, which is expected to close by June 29, 2012, will result in GIP’s ownership of 100% of CHKM’s general partner interest and 69% of CHKM’s limited partner units. Concurrent with this announcement, GIP signed a letter agreement to acquire certain midstream assets from Chesapeake Midstream Development (CMD), Chesapeake’s wholly owned midstream subsidiary, and CHKM signed a letter agreement to acquire from Chesapeake certain Mid-Continent gathering and processing assets.

CHKM’s existing business model and strategic assets continue to provide a leading platform of organic and inorganic growth opportunities and the transaction supports an enhanced strategic emphasis on expanding services to additional third party producers. The letter agreements provide further opportunities with respect to growth assets in Chesapeake’s portfolio for years to come. CHKM remains committed to executing on an unchanged best-in-class business model. CHKM benefits from a contractual structure that contains fixed fee revenue terms, long-term acreage dedications, minimum volume commitments, fee redeterminations and annual fee escalations, each of which contributes to generating predictable, stable and growing cash flows. CHKM’s existing assets are located in leading basins and have over $1.2 billion of organic growth capital requirements during 2012 and 2013. Also unchanged is CHKM’s commitment to maintaining a conservative balance sheet and investment grade credit metrics. The management team remains unchanged and will continue to leverage all of these business strengths to deliver best in class investor returns with a low risk business platform.

Extending Financial Outlook through 2013

CHKM is affirming ebitda guidance for the twelve months ended December 31, 2012 of $475 million with expansion capital expenditures of $660 million and maintenance capital expenditures of $74 million. In addition, CHKM is projecting organic ebitda for the twelve months ended December 31, 2013 of $550 to $575 million with expansion capital expenditures of $550 to $600 million and maintenance capital expenditures of approximately $74 million.

Management Comments

J. Mike Stice, Chesapeake Midstream Partners’ Chief Executive Officer, commented “I’m excited that GIP has made this commitment to acquire a larger ownership stake in CHKM. GIP has been an outstanding sponsor and partner for CHKM over the past three years and I look forward to the opportunity to continue that relationship. This new ownership structure creates an independent MLP and enhances CHKM’s ability to execute on its low-risk business model and industry leading growth opportunities.”

Global Infrastructure Partners Comments

Matthew Harris, GIP Partner, commented “GIP is pleased to be able to make a new investment in CHKM. We believe in the best in class business model, the strategic asset base and the outstanding management team. CHKM has demonstrated industry leading performance since our initial investment and the business is a strong fit for our portfolio. We think the new ownership structure provides a stable platform for executing on the vast growth opportunities in the business.”

Conference Call Information

A conference call hosted by CHKM’s management team to discuss GIP’s acquisition has been scheduled for Friday, June 8, 2012 at 11:00 a.m. EDT. Presentation materials to be referenced during the discussion will be available just prior to the call and can be accessed by going to the main page of CHKM’s website at www.chkm.com. The telephone number to access the conference call is 719-325-4841 or toll-free 877-874-1568. The passcode for the call is 3126124. We encourage those who would like to participate in the call to dial the access number between 10:50 and 11:00 a.m. EDT. For those unable to participate in the conference call, a replay will be available for audio playback from 5:00 p.m. EDT on June 8, 2012 through 5:00 p.m. EDT on June 22, 2012. The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112. The passcode for the replay is 3126124. The conference call will also be webcast live on the Internet and can be accessed by going to the “Events” subsection of the “Investors” section of CHKM’s website. An archive of the conference call webcast will also be available on the website.

Chesapeake Midstream Partners, L.P. (NYSE:CHKM) is the industry’s largest gathering and processing master limited partnership as measured by throughput volume and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets. Headquartered in Oklahoma City, CHKM’s operations are focused on the Barnett Shale, Haynesville Shale, Marcellus Shale and Mid-Continent regions of the U.S. CHKM’s common units are listed on the New York Stock Exchange under the symbol CHKM. Further information is available at www.chkm.com where CHKM routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. They include but are not limited to our business strategy and plans and objectives for future operations. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our 2011 Annual Report on Form 10-K.

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